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                   SEVERANCE AND CONSULTING AGREEMENT AND RELEASE


       THIS IS AN AGREEMENT (the "Agreement"), dated as of September__, 1999, between LAURENT MASSA ("LM") and XOOM.com, Inc., a Delaware corporation ("XOOM").

                                       RECITALS

       LM is the President and CEO of XOOM.

       On or about May 9, 1999, an Agreement and Plan of Contribution ("Merger Agreement") was signed by and among CNET, Inc., XOOM, Xenon 3, Inc., SNAP! LLC, and NBC Internet, Inc.

       On or about July 8, 1999, a Second Amended and Restated Agreement of Plan of Contribution, Investment and Merger (the "Contribution Agreement") was signed by and among NBC, Neon Media Corporation, NBC Internet, Inc., XOOM and GE Investments Subsidiary, Inc.

       References to "NBC Internet, Inc." are to the publicly-traded corporation that will result from the transactions now being contemplated between and among XOOM, CNET, Inc., Xenon 3, Inc., SNAP! LLC, and NBC, among other companies.


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       LM and XOOM desire to terminate their employment relationship on mutually agreeable terms and resolve any claims as described in this Agreement and thereby avoid the expense and uncertainty of litigation.

       Accordingly, LM and XOOM agree as follows:

1. With the exception of Section 17, this Agreement will be fully binding and enforceable on both LM and XOOM upon the signing of this Agreement ("Effective Date") and on NBC Internet, Inc. upon the closing of the transactions ("Merger") referenced in the Contribution Agreement.

2. LM will continue to serve as President and CEO of XOOM until the closing of the Merger.

3. Upon the closing of the Merger, LM will resign as President, Chief Executive Officer, and director of XOOM.

4. After LM's resignation, LM will make himself available for consultation, on a part time basis through June 30, 2000, to assist NBC Internet, Inc. to integrate the several businesses that will comprise NBC Internet, Inc. and with respect to such other tasks as NBC Internet, Inc.'s management may reasonably request.


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5.     LM will be paid at his present salary rate ($216,000 per year) through the balance of 1999 and will receive an additional $216,000 as severance during January 2000.

6. LM's bonus for 1999 will be $71,000 for all of 1999. LM will receive no bonus for any period after 1999.

7. LM's current medical, dental, paid-time-off, life insurance and long-term disability benefits, and entitlement to reimbursement for business and travel expenses as described in his Employment Agreement, dated July 1, 1998, and in XOOM"s benefit plans will continue until his resignation. Thereafter, XOOM (or NBC Internet, Inc., as its successor) will only provide LM with COBRA benefits as required by law, with XOOM (or NBC Internet, Inc., as its successor) to pay the COBRA premiums for coverage until the end of December 2000. Additionally, LM shall be entitled to reimbursements for expenses he incurs as a Consultant for XOOM and NBC Internet, Inc. subject to XOOM's and NBC Internet, Inc.'s policies regarding documentation and authorization.

8. All of LM's present unvested XOOM stock options issued pursuant to the XOOM 1998 Stock Incentive Plan (Option No. 00000341, December 7, 1998) shall fully vest upon the closing of the Merger referenced in the Contribution Agreement.

9. All of LM's "out of plan" options (Option No. 00000031, August 23, 1996; Option Number 00000033, August 14, 1996; Option No. 00000034, March 14, 1997;
and Option No. 00000035, December 13, 1996), that would otherwise terminate in


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connection with the Merger will be amended so that, they shall fully vest upon the closing of the Merger referenced in the Contribution Agreement, they are exercisable for their entire original term for the number of shares of NBC Internet, Inc. stock and at an exercise price determined in the accordance with the Contribution Agreement.

10. All of LM's non-qualified stock options (Option No. 00000340, December 7, 1998 & Option No. N0000341, December 7, 1998, Option No. T0000054, May 25, 1999)
(but not his incentive stock options granted under XOOM's 1998 Stock Incentive Plan or "out of plan" options) will be amended so that, they shall fully vest upon the closing of the Merger referenced in the Contribution Agreement, they are exercisable for 24 months after the Merger with respect to the number of share of NBC Internet, Inc. stock and at an exercise price determined in the accordance with the Contribution Agreement.

11. Both during the time until the Merger closes and during the term of his services as a consultant, LM shall not serve as an employee, consultant, director or advisor to any company or other enterprise that is engaged in any "business activities" and which then competes with XOOM or NBC Internet, Inc. "Business activities," shall mean the provision of community web sites, web site hosting, home page hosting, e-mail, chat rooms, electronic newsletters, clip art, software libraries, page counters, online greeting cards and software downloading, in each such case for the purpose of facilitating the direct marketing of goods and services to persons who receive those services in the United States or elsewhere in the world. In addition, "business activities" shall include


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LM's serving as an employee or consultant to Yahoo, Excite, America Online,
Lycos, Infoseek, The Globe, Talk City or Fortune City. However, if LM commences employment or a consultancy with another entity or enterprise, is not otherwise engaging in "business activities" in that capacity, and that entity or enterprise subsequently acquires, is acquired by or otherwise combines with Yahoo, Excite, America Online, Lycos, Infoseek, The Globe, Talk City or Fortune City, LM shall not be considered to be engaging in "business activities" unless he actually then engages in one or more of the activities described in the second sentence of this Section 11. In addition, LM acknowledges that during his employment with XOOM, he has had access to confidential information and that the activities forbidden by the remainder of this Section would necessarily involve the improper use or disclosure of this confidential information. To forestall such disclosure, use and breach, and in consideration of the Gross-Up Payments set forth in Sections 12-15, LM agrees that for a period of six months following the termination of the consulting arrangement (or until December 31, 2000) whichever is longer, he shall not, directly or indirectly, (i) divert or attempt to divert from XOOM or NBC Internet, Inc. any business, including the solicitation of customers; or (ii) engage in any business activities, as defined above, competitive with XOOM or NBC Internet, Inc. unless LM proves in court that any of the above action was done without the use of confidential information. If LM breaches or threatens to breach any of the provisions of this Section, LM acknowledges and agrees that the damage or imminent damage to XOOM's and NBC Internet, Inc.'s business or their goodwill would be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate.


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Accordingly, XOOM and NBC Internet, Inc. shall be entitled to injunctive relief against LM in the event of any breach or threatened breach of this Section by LM and, in the event of any actual breach, to liquidated damages of the total amount of the Gross-Up Payment set forth in Sections 12 to 15 which shall constitute a reasonable estimate of XOOM's and NBC Internet, Inc.'s damages and not a penalty ("Liquidated Damages"). The amount of Liquidated Damages shall be reduced in equal amounts on a monthly basis from the date of the closing of the Merger through December 31, 2000 (e.g., over twelve months the Liquidated Damages amount will be reduced by 1/12 each month), without consideration of any partial months. Such injunctive relief and Liquidated Damages shall constitute the sole remedies for any breach by LM of this Section 11.

12. In the event that any "parachute payment" (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) to LM or for LM's benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, LM's employment with XOOM (a "Payment" or "Payments"), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by LM with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then LM will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by LM of all taxes (including any interest or penalties (other than interest and penalties imposed by reason of LM's failure to file timely a tax return or pay taxes shown due on LM's


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return not occasioned by acts or omissions of XOOM or NBC Internet, Inc. or its or their accounting firm), imposed with respect to the Gross-Up Payment including, without limitation, any and all excise taxes imposed by Code Section 4999 and all income taxes), LM retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

13. An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made by XOOM or NBC Internet, Inc. XOOM or NBC Internet, Inc. shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation, to LM within a reasonable time after LM's resignation, if applicable, or such other time as requested by LM (provided LM reasonably believes that any of the Payments may be subject to the Excise Tax). If requested by LM, XOOM or NBC Internet, Inc. shall furnish LM, at XOOM's or NBC Internet, Inc.'s expense, with an opinion reasonably acceptable to LM from XOOM's or NBC Internet, Inc.'s regular independent accounting firm (or an accounting firm of equivalent stature reasonably acceptable to LM) that there is a reasonable basis for the Determination. Any Gross-Up Payment determined pursuant to this Section 13 shall be paid by XOOM or NBC Internet, Inc. to LM within five (5) days of receipt of the Determination.

14. It is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Excess Payment") or a Gross-Up Payment (or a portion


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thereof) which should have been paid will not have been paid (an
"Underpayment").

       (a) An Underpayment shall be deemed to have occurred (i) upon a reasonable determination, in good faith, by LM's tax advisors that the Gross-Up Payment is subject to a tax, all or a portion of which was not taken into account in computing the Gross-Up Payment; (ii) upon notice (formal or informal) to LM from any governmental taxing authority that LM's tax liability (whether in respect of LM's current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which XOOM or NBC Internet, Inc. has failed to make a sufficient Gross-Up Payment or by reason of the imposition of any tax on the Gross-Up Payment, all or a portion of which was not taken into account in computing the Gross-Up Payment, (iii) upon a determination by a court, or (iv) by reason of determination by XOOM or NBC Internet, Inc. (which shall include the position taken by XOOM or NBC Internet, Inc., together with its consolidated group, on its federal income tax return). If an Underpayment occurs, LM shall promptly notify XOOM or NBC Internet, Inc. and XOOM or NBC Internet, Inc. shall promptly, but in any event at least five (5) days prior to the date on which the applicable government taxing authority has requested payment, pay to LM an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of LM's failure to file timely a tax return or pay taxes shown due on LM's return not occasioned by the acts or omissions of XOOM or NBC Internet, Inc. or its or their accounting firm) imposed on the Underpayment.

       (b)  An Excess Payment shall be deemed to have occurred upon a Final


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Determination (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which LM had previously received a Gross-Up Payment. A "Final Determination" shall be deemed to have occurred when LM has received from the applicable government taxing authority a refund of taxes or other reduction in LM's tax liability by reason of the Excise Payment and upon either (i) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds LM and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (ii) the statute of limitations with respect to LM's applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by XOOM or NBC Internet, Inc. to LM, which loan LM must repay to XOOM or NBC Internet, Inc. together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, that no loan shall be deemed to have been made and no amount will be payable by LM to XOOM or NBC Internet, Inc. unless, and only to the extent that, the deemed loan and payment would either reduce the amount on which LM is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

15. Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any


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Payment or Payments, XOOM or NBC Internet, Inc. shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that XOOM or NBC Internet, Inc. has actually withheld from the Payment or Payments.

16. To reflect LM's additional responsibilities in connection with the transition to and integration of the businesses that will comprise NBC Internet, Inc. (including, for example, the selection and training of a President and Chief Operating Officer for NBC Internet, Inc.), on May 10, 1999 XOOM has granted LM additional options to purchase 25,000 shares of XOOM stock. Those options will vest ratably in monthly increments through the end of December 1999. They have an exercise price of $45.50 per share. Those options shall become options for the purchase of NBC Internet, Inc. stock upon the closing of the Merger referenced in the Contribution Agreement and in accordance with the Contribution Agreement. The terms and conditions of those options are memorialized in a separate Stock Option Agreement and related Notice of Stock Option Grant.

17. The parties shall attempt to negotiate arrangements regarding a "NBC Internet, Inc. Europe" that would pursue the NBC Internet, Inc. business in Europe. However, this Section 17 shall not impose any binding obligations on any party.

18. LM shall be given a reasonable opportunity to consult, in advance, regarding the contents of any press release or other communication by XOOM, NBC Internet, Inc. or any of their affiliates to the extent that press release or other communication addresses


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LM or his status.  In all events, none of XOOM, NBC Internet, Inc. or any of their affiliates shall, whether orally, in writing or in any other manner, disparage LM or otherwise undermine his reputation. Notwithstanding anything in this agreement to the contrary, paragraphs 3(e) and 4 of LM's Employment Agreement, dated July 1, 1998, shall remain in force, except that Section 11 of this Agreement displaces the penultimate sentence of Section 4 of LM's Employment Agreement.

19. The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by LM or XOOM concerning the subject matter of this Agreement, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties concerning the subject matter of this Agreement are embodied and expressed in this Agreement. This Agreement shall supersede all prior or contemporaneous agreements and understandings among LM and XOOM, whether written or oral, express or implied, with respect to the employment, termination, and benefits of LM, except to the extent that the provisions of any such agreement or plan (for example, the agreements and notices memorializing the stock options referenced in this Agreement and the plans under which they were granted) have been expressly referred to in this Agreement as having continued effect.

20. Employee Release. Except as expressly provided below, LM and his representatives, heirs, successors, and assigns do hereby completely release and forever


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discharge XOOM and NBC Internet, Inc., any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, "LM Released Parties") from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which LM may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the "LM Released Claims"). By way of example and not in limitation of the foregoing, LM Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Subject to the last sentence of this Section 20, LM Released Claims shall also include, but not be limited to, claims for wages or other compensation due, severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit. LM likewise releases the LM Released Parties from any and all obligations for attorneys' fees incurred in regard to the above claims or otherwise. Notwithstanding the foregoing, LM Released Claims shall not include (i) any claims based on obligations created by or


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reaffirmed in this Agreement (including without limitation, those relating to stock options); (ii) any vested pension rights or any workers' compensation claims (the settlement of which would require approval by the California Workers' Compensation Appeal Board); and (iii) all rights of LM and exculpations running to the benefit of LM set forth in XOOM's charter and bylaws and any indemnification or other agreements to which LM is a party or of which LM is a beneficiary regarding LM's acts or omissions as a director or officer of XOOM or any subsidiary of XOOM or in any other capacity respecting XOOM or any subsidiary of XOOM.

21. Employer Release. Except as expressly provided below, XOOM and NBC Internet, Inc. and its successors and assigns do hereby completely release and forever discharge LM, his spouse, representatives, heirs, successors, and assigns (collectively, "XOOM and NBC Internet, Inc. Released Parties") from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, matured or unmatured, which XOOM and NBC Internet, Inc. may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date (including, without limitation, the future effects of such acts, omissions, or conditions), arising from or in any way related to LM's employment or position as a Director, including, without limitation, the termination thereof, whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the "XOOM and NBC Internet, Inc. Released Claims"). XOOM and NBC Internet, Inc. likewise release the XOOM and NBC Internet, Inc. Released Parties from


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any and all obligations for attorneys' fees incurred in regard to the above claims or otherwise. Notwithstanding the foregoing, XOOM and NBC Internet, Inc. Released Claims shall not include (1) any claims based on obligations created by or reaffirmed in this Agreement and (2) any act, omission or transaction for which a Director may not be relieved of liability under applicable law.

22. Section 1542 Waiver. The parties understand and agree that the LM Released Claims and the XOOM and NBC Internet, Inc. Released Claims include not only claims presently known to LM and XOOM and NBC Internet, Inc., respectively, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the LM Released Claims and the XOOM and NBC Internet, Inc. Released Claims, as described in the preceding Sections 20 and 21, respectively. LM and XOOM and NBC Internet, Inc. understand that they may hereafter discover facts different from what either now believes to be true, which if known, could have materially affected this Agreement, but each nevertheless waives any claims or rights based on different or additional facts. LM and XOOM and NBC Internet, Inc. each knowingly and voluntarily waives any and all rights or benefits that either may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING


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THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT
WITH THE DEBTOR.

23. Covenant Not to Sue. LM shall not sue or initiate against any LM Released Party, and XOOM and NBC Internet, Inc. shall not sue or initiate against any XOOM and NBC Internet, Inc. Released Party, any compliance review, action, or proceeding, or participate in the same, individually or as a member of a class, under any contract (express or implied), or any federal, state, or local law, statute, or regulation pertaining in any manner to the LM Released Claims or the XOOM and NBC Internet, Inc. Released Claims, respectively.

24. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor or against any party.

25. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

26. The parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they


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are fully aware of its legal effect; and (iii) they are entering into this
Agreement freely and voluntarily, and based on each party's own judgement and not on any representations or promises made by the other party, other than those contained in this Agreement.

27. XOOM represents and warrants to LM, on behalf of itself and NBC, that this Agreement has been duly authorized by XOOM and NBC Internet, Inc. and that it does not conflict with any of the transaction document relating to the Merger or any other agreement or instrument to which XOOM or NBC Internet, Inc. is or will become a party or is or will become bound.

28. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original.





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       IN WITNESS WHEREOF, the parties have signed this Agreement as of the date written in its first paragraph.




                                   ----------------------------------------
                                   LAURENT MASSA

                                   XOOM.com, Inc.

                                   By
                                       ------------------------------------
                                       Chris Kitze
                                       Chairman of the Board




APPROVED AND AGREED:



NATIONAL BROADCASTING CORPORATION


By
    -------------------------------








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